Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: April 30, 2025

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
FIRST QUARTER 2025 RESULTS

Southfield, Michigan – April 30, 2025 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) today announced consolidated net income of $106.3 million, or $8.66 per diluted share, for the three months ended March 31, 2025. Adjusted net income, a non-GAAP financial measure, for the three months ended March 31, 2025 was $114.8 million, or $9.35 per diluted share. The following table summarizes our financial results:

(In millions, except per share data)	For the Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
GAAP net income	$106.3	$151.9	$64.3
GAAP net income per diluted share	$8.66	$12.26	$5.08

Adjusted net income	$114.8	$126.0	$117.4
Adjusted net income per diluted share	$9.35	$10.17	$9.28

Our results and achievements for the first quarter of 2025 included the following:
•A modest decline in forecasted collection rates, which decreased forecasted net cash flows from our loan portfolio by $20.9 million, or 0.2%, and slower forecasted net cash flow timing.
•An 11.0% increase in the average balance of our loan portfolio from the first quarter of 2024 to $7.9 billion, which is our largest ever.
•A decline in Consumer Loan assignment unit and dollar volumes of 10.1% and 15.5%, respectively, as compared to the first quarter of 2024.
•The repurchase of approximately 329,000 shares, or 2.7% of the shares outstanding at the beginning of the quarter.
•The enrollment of 1,617 new dealers with 10,789 active dealers during the quarter.
•$68.0 million in dealer holdback and accelerated dealer holdback payments to dealers.
•Maintained a strong liquidity position, with over $2.2 billion in unrestricted cash and cash equivalents and unused and available revolving lines of credit as of March 31, 2025.
•Named a Top Workplaces USA award winner for the fifth year in a row, with a #2 ranking among companies of our size.

Consumer Loan Metrics

Dealers assign retail installment contracts (referred to as “Consumer Loans”) to Credit Acceptance. At the time a Consumer Loan is submitted to us for assignment, we forecast future expected cash flows from the Consumer Loan. Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer at a price designed to maximize economic profit, a non-GAAP financial measure that considers our return on capital, our cost of capital, and the amount of capital invested.

We use a statistical model to estimate the expected collection rate for each Consumer Loan at the time of assignment. We continue to evaluate the expected collection rate for each Consumer Loan subsequent to assignment. Our evaluation becomes more accurate as the Consumer Loans age, as we use actual performance data in our forecast. By comparing our current expected collection rate for each Consumer Loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast. The following table compares our aggregated forecast of Consumer Loan collection rates as of March 31, 2025, with the aggregated forecasts as of December 31, 2024, and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of (1)			Current Forecast Variance from
Consumer Loan Assignment Year	March 31, 2025	December 31, 2024	Initial Forecast	December 31, 2024	Initial Forecast
2016	63.9%	63.9%	65.4%	0.0%	-1.5%
2017	64.8%	64.7%	64.0%	0.1%	0.8%
2018	65.5%	65.5%	63.6%	0.0%	1.9%
2019	67.2%	67.2%	64.0%	0.0%	3.2%
2020	67.9%	67.7%	63.4%	0.2%	4.5%
2021	63.9%	63.8%	66.3%	0.1%	-2.4%
2022	60.0%	60.2%	67.5%	-0.2%	-7.5%
2023	64.3%	64.3%	67.5%	0.0%	-3.2%
2024	66.3%	66.5%	67.2%	-0.2%	-0.9%
2025	66.0%	—	66.2%	—	-0.2%

(1)    Represents the total forecasted collections we expect to collect on the Consumer Loans as a percentage of the repayments that we were contractually owed on the Consumer Loans at the time of assignment. Contractual repayments include both principal and interest. Forecasted collection rates are negatively impacted by canceled Consumer Loans as the contractual amount owed is not removed from the denominator for purposes of computing forecasted collection rates.

For the three months ended March 31, 2025, forecasted collection rates improved for Consumer Loans assigned in 2020, declined for Consumer Loans assigned in 2022, 2024, and 2025, and were generally consistent with expectations at the start of the period for all other assignment years presented.

The changes to our forecast of future net cash flows from our Loan portfolio (forecasted collections less forecasted dealer holdback payments) for each of the last five quarters are shown in the following table:

(Dollars in millions)	Decrease in Forecasted Net Cash Flows
Three Months Ended	Total Loans	% Change from Forecast at Beginning of Period
March 31, 2024	$(30.8)	-0.3%
June 30, 2024	(189.3)	-1.7%
September 30, 2024	(62.8)	-0.6%
December 31, 2024	(31.1)	-0.3%
March 31, 2025	(20.9)	-0.2%

The following table presents information on Consumer Loan assignments for each of the last 10 years:

	Average			Total Assignment Volume
Consumer Loan Assignment Year	Consumer Loan (1)	Advance (2)	Initial Loan Term (in months)	Unit Volume	Dollar Volume (2) (in millions)
2016	$18,218	$7,976	53	330,710	$2,635.5
2017	20,230	8,746	55	328,507	2,873.1
2018	22,158	9,635	57	373,329	3,595.8
2019	23,139	10,174	57	369,805	3,772.2
2020	24,262	10,656	59	341,967	3,641.2
2021	25,632	11,790	59	268,730	3,167.8
2022	27,242	12,924	60	280,467	3,625.3
2023	27,025	12,475	61	332,499	4,147.8
2024	26,497	11,961	61	386,126	4,618.4
2025 (3)	25,188	11,096	60	100,278	1,112.7

(1)Represents the repayments that we were contractually owed on Consumer Loans at the time of assignment, which include both principal and interest.
(2)Represents advances paid to dealers on Consumer Loans assigned under the portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under the purchase program. Payments of dealer holdback and accelerated dealer holdback are not included.
(3)Represents activity for the three months ended March 31, 2025. Information in this table for each of the years prior to 2025 represents activity for all 12 months of that year.

The profitability of our loans is primarily driven by the amount and timing of the net cash flows we receive from the spread between the forecasted collection rate and the advance rate, less operating expenses and the cost of capital. Forecasting collection rates accurately at loan inception is difficult. With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability across our portfolio, even if collection rates are less than we initially forecast.

The following table presents aggregate forecasted Consumer Loan collection rates, advance rates, and spreads (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of March 31, 2025, as well as forecasted collection rates and spreads at the time of assignment. All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the Consumer Loan (principal + interest). The table includes both dealer loans and purchased loans.

	Forecasted Collection % as of			Spread % as of
Consumer Loan Assignment Year	March 31, 2025	Initial Forecast	Advance % (1)	March 31, 2025	Initial Forecast	% of Forecast Realized (2)
2016	63.9%	65.4%	43.8%	20.1%	21.6%	99.6%
2017	64.8%	64.0%	43.2%	21.6%	20.8%	99.3%
2018	65.5%	63.6%	43.5%	22.0%	20.1%	98.8%
2019	67.2%	64.0%	44.0%	23.2%	20.0%	97.5%
2020	67.9%	63.4%	43.9%	24.0%	19.5%	93.9%
2021	63.9%	66.3%	46.0%	17.9%	20.3%	86.3%
2022	60.0%	67.5%	47.4%	12.6%	20.1%	70.6%
2023	64.3%	67.5%	46.2%	18.1%	21.3%	49.3%
2024	66.3%	67.2%	45.1%	21.2%	22.1%	22.9%
2025	66.0%	66.2%	44.2%	21.8%	22.0%	2.5%
(1)    Represents advances paid to dealers on Consumer Loans assigned under the portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under the purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.
(2)    Presented as a percentage of total forecasted collections.

The risk of a material change in our forecasted collection rate declines as the Consumer Loans age. For 2020 and prior Consumer Loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections. Conversely, the forecasted collection rates for more recent Consumer Loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate as of March 31, 2025 and the advance rate ranges from 12.6% to 24.0%, on an annual basis, for Consumer Loans assigned over the last 10 years. The spreads with respect to 2019 and 2020 Consumer Loans have been positively impacted by Consumer Loan performance, which has exceeded our initial estimates by a greater margin than the other years presented. The spreads with respect to 2021 through 2023 Consumer Loans have been negatively impacted by Consumer Loan performance, which has been lower than our initial estimates by a greater margin than the other years presented. The higher spread for 2025 Consumer Loans relative to 2024 Consumer Loans as of March 31, 2025 was primarily a result of Consumer Loan performance, as the performance of 2024 Consumer Loans has been lower than our initial estimates by a greater margin than 2025 Consumer Loans.

The following table compares our forecast of aggregate Consumer Loan collection rates as of March 31, 2025 with the forecasts at the time of assignment, for dealer loans and purchased loans separately:

	Dealer Loans			Purchased Loans
	Forecasted Collection Percentage as of (1)			Forecasted Collection Percentage as of (1)
Consumer Loan Assignment Year	March 31, 2025	Initial Forecast	Variance	March 31, 2025	Initial Forecast	Variance
2016	63.1%	65.1%	-2.0%	66.1%	66.5%	-0.4%
2017	64.1%	63.8%	0.3%	66.4%	64.6%	1.8%
2018	64.9%	63.6%	1.3%	66.8%	63.5%	3.3%
2019	66.9%	63.9%	3.0%	67.9%	64.2%	3.7%
2020	67.7%	63.3%	4.4%	68.1%	63.6%	4.5%
2021	63.6%	66.3%	-2.7%	64.4%	66.3%	-1.9%
2022	59.2%	67.3%	-8.1%	61.9%	68.0%	-6.1%
2023	63.0%	66.8%	-3.8%	67.7%	69.4%	-1.7%
2024	65.2%	66.3%	-1.1%	70.6%	70.7%	-0.1%
2025	64.7%	64.9%	-0.2%	70.5%	70.7%	-0.2%

(1)    The forecasted collection rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment. The forecasted collection rates represent the total forecasted collections we expect to collect on the Consumer Loans as a percentage of the repayments that we were contractually owed on the Consumer Loans at the time of assignment. Contractual repayments include both principal and interest. Forecasted collection rates are negatively impacted by canceled Consumer Loans as the contractual amount owed is not removed from the denominator for purposes of computing forecasted collection rates.

The following table presents aggregate forecasted Consumer Loan collection rates, advance rates, and spreads (the forecasted collection rate less the advance rate) as of March 31, 2025 for dealer loans and purchased loans separately.  All amounts are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).

	Dealer Loans			Purchased Loans
Consumer Loan Assignment Year	Forecasted Collection % (1)	Advance % (1)(2)	Spread %	Forecasted Collection % (1)	Advance % (1)(2)	Spread %
2016	63.1%	42.1%	21.0%	66.1%	48.6%	17.5%
2017	64.1%	42.1%	22.0%	66.4%	45.8%	20.6%
2018	64.9%	42.7%	22.2%	66.8%	45.2%	21.6%
2019	66.9%	43.1%	23.8%	67.9%	45.6%	22.3%
2020	67.7%	43.0%	24.7%	68.1%	45.5%	22.6%
2021	63.6%	45.1%	18.5%	64.4%	47.7%	16.7%
2022	59.2%	46.4%	12.8%	61.9%	50.1%	11.8%
2023	63.0%	44.8%	18.2%	67.7%	49.8%	17.9%
2024	65.2%	44.1%	21.1%	70.6%	48.9%	21.7%
2025	64.7%	42.8%	21.9%	70.5%	49.1%	21.4%

(1)    The forecasted collection rates and advance rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment.
(2)    Represents advances paid to dealers on Consumer Loans assigned under the portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under the purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.
Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

The spread as of March 31, 2025 on 2025 dealer loans was 21.9%, as compared to a spread of 21.1% on 2024 dealer loans. The increase was primarily a result of Consumer Loan performance, as the performance of 2024 dealer loans has been lower than our initial estimates by a greater margin than 2025 dealer loans.

The spread as of March 31, 2025 on 2025 purchased loans was 21.4%, as compared to a spread of 21.7% on 2024 purchased loans. The decrease was primarily a result of a lower initial spread on 2025 purchased loans, due to a higher advance rate.

Consumer Loan Volume
The following table summarizes changes in Consumer Loan assignment volume in each of the last five quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2024	24.1%	20.2%
June 30, 2024	20.9%	16.3%
September 30, 2024	17.7%	12.2%
December 31, 2024	0.3%	-4.9%
March 31, 2025	-10.1%	-15.5%

(1)    Represents advances paid to dealers on Consumer Loans assigned under the portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under the purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

Consumer Loan assignment volumes depend on a number of factors including (1) the overall demand for our financing programs and (2) the amount of capital available to fund new loans. Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital constraints.

Unit and dollar volumes declined 10.1% and 15.5%, respectively, during the first quarter of 2025 as the number of active dealers declined 0.1% and the average unit volume per active dealer declined 9.7%. Dollar volume declined by more than unit volume during the first quarter of 2025 due to a decrease in the average advance paid, resulting from decreases in the average size of Consumer Loans assigned and the average advance rate. Unit volume for the 28-day period ended April 28, 2025 decreased 9.8% compared to the same period in 2024.

The following table summarizes the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended March 31,
	2025	2024	% Change
Consumer Loan unit volume	100,278	111,488	-10.1%
Active dealers (1)	10,789	10,805	-0.1%
Average volume per active dealer	9.3	10.3	-9.7%

Consumer Loan unit volume from dealers active both periods	80,926	93,406	-13.4%
Dealers active both periods	7,067	7,067	—
Average volume per dealer active both periods	11.5	13.2	-13.4%

Consumer loan unit volume from dealers not active both periods	19,352	18,082	7.0%
Dealers not active both periods	3,722	3,738	-0.4%
Average volume per dealer not active both periods	5.2	4.8	8.3%
(1)    Active dealers are dealers who have received funding for at least one Consumer Loan during the period.

The following table provides additional information on the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended March 31,
	2025	2024	% Change
Consumer Loan unit volume from new active dealers	4,229	5,193	-18.6%
New active dealers (1)	1,195	1,310	-8.8%
Average volume per new active dealer	3.5	4.0	-12.5%

Attrition (2)	-16.2%	-16.0%

(1)    New active dealers are dealers who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.
(2)    Attrition is measured according to the following formula:  decrease in Consumer Loan unit volume from dealers who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period Consumer Loan unit volume.
The following table shows the percentage of Consumer Loans assigned to us as dealer loans and purchased loans for each of the last five quarters:

	Unit Volume		Dollar Volume (1)
Three Months Ended	Dealer Loans	Purchased Loans	Dealer Loans	Purchased Loans
March 31, 2024	78.2%	21.8%	76.6%	23.4%
June 30, 2024	78.5%	21.5%	77.3%	22.7%
September 30, 2024	79.5%	20.5%	78.4%	21.6%
December 31, 2024	78.7%	21.3%	77.7%	22.3%
March 31, 2025	77.0%	23.0%	75.1%	24.9%

(1)    Represents advances paid to dealers on Consumer Loans assigned under the portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under the purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

As of March 31, 2025 and December 31, 2024, the net dealer loans receivable balance was 72.7% and 72.3%, respectively, of the total net loans receivable balance.

Financial Results

(Dollars in millions, except per share data)	For the Three Months Ended March 31,
	2025	2024	% Change
GAAP average debt	$6,398.3	$5,306.8	20.6%
GAAP average shareholders' equity	1,782.0	1,678.5	6.2%
Average capital	$8,180.3	$6,985.3	17.1%
GAAP net income	$106.3	$64.3	65.3%
Diluted weighted average shares outstanding	12,279,446	12,646,529	-2.9%
GAAP net income per diluted share	$8.66	$5.08	70.5%

The increase in GAAP net income for the three months ended March 31, 2025, as compared to the same period in 2024, was primarily a result of the following:
•An increase in finance charges of 12.3% ($57.5 million), primarily due to an increase in the average balance of our loan portfolio.
•A decrease in provision for credit losses of 13.0% ($24.1 million), due to:
•A decrease in provision for credit losses on forecast changes of $10.9 million, due to a smaller decline in Consumer Loan performance.
•A decrease in provision for credit losses on new Consumer Loan assignments of $13.2 million, due to a 10.1% decrease in Consumer Loan assignment unit volume and a 3.7% decrease in the average provision per Consumer Loan assignment. The decrease in average provision per new Consumer Loan assignment was primarily due to a decrease in the average advance rate for 2025 Consumer Loans.
•An increase in operating expenses of 7.5% ($9.4 million), primarily due to an increase in salaries and wages expense of 12.9% ($10.1 million), primarily due to increases in (i) the number of team members as we are investing in our business with the goal of increasing the speed at which we enhance our product for dealers and consumers, (ii) stock-based compensation expense, primarily due to equity awards granted to our executive officers and senior leaders, and (iii) fringe benefits, primarily due to higher medical claims.
•An increase in provision for income taxes of 60.2% ($13.3 million), primarily due to an increase in pre-tax income.
•An increase in interest expense of 24.0% ($22.2 million), primarily due to an increase in our average outstanding debt balance, primarily due to borrowings used to fund the growth of our loan portfolio and stock repurchases.

Adjusted financial results are provided to help shareholders understand our financial performance. The financial data below is non-GAAP, unless labeled otherwise. We use adjusted financial information internally to measure financial performance and to determine certain incentive compensation. We also use economic profit as a framework to evaluate business decisions and strategies, with the objective to maximize economic profit over the long term. In addition, certain debt facilities utilize adjusted financial information for the determination of loan collateral values and to measure financial covenants. The table below shows our results following adjustments to reflect non-GAAP accounting methods. Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “Senior Notes Adjustment” sections. Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted interest expense (after-tax), adjusted net income plus adjusted interest expense (after-tax), adjusted return on capital, adjusted revenue, operating expenses, adjusted loans receivable, economic profit, and economic profit per diluted share are non-GAAP financial measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three months ended March 31, 2025, compared to the same period in 2024, include the following:

(Dollars in millions, except per share data)	For the Three Months Ended March 31,
	2025	2024	% Change
Adjusted average capital	$8,882.6	$7,507.8	18.3%
Adjusted net income	$114.8	$117.4	-2.2%
Adjusted interest expense (after-tax)	$88.3	$71.2	24.0%
Adjusted net income plus adjusted interest expense (after-tax)	$203.1	$188.6	7.7%
Adjusted return on capital	9.2%	10.1%	-8.9%
Cost of capital	7.6%	7.3%	4.1%
Economic profit	$35.3	$51.4	-31.3%
Diluted weighted average shares outstanding	12,279,446	12,646,529	-2.9%
Adjusted net income per diluted share	$9.35	$9.28	0.8%
Economic profit per diluted share	$2.87	$4.06	-29.3%

Economic profit decreased 31.3% for the three months ended March 31, 2025, as compared to the same period in 2024. Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business. The following table summarizes the impact each of these components had on the changes in economic profit for the three months ended March 31, 2025, as compared to the same period in 2024:

(In millions)	Year over Year Change in Economic Profit
For the Three Months Ended March 31, 2025
Decrease in adjusted return on capital	$(20.0)
Increase in cost of capital	(5.5)
Increase in adjusted average capital	9.4
Decrease in economic profit	$(16.1)

The decrease in economic profit for the three months ended March 31, 2025, as compared to the same period in 2024, was primarily a result of the following:
•A decrease in our adjusted return on capital of 90 basis points, primarily due to:
•A decrease in the yield used to recognize adjusted finance charges on our loan portfolio decreased our adjusted return on capital by 140 basis points, primarily due to both a decline in forecasted collection rates and slower forecasted net cash flow timing throughout 2024 and the first quarter of 2025. The slower forecasted net cash flow timing was primarily due to lower-than-expected Consumer Loan prepayments, which remain below historical averages.
•Slower growth in operating expenses increased our adjusted return on capital by 50 basis points as operating expenses grew by 7.5% while adjusted average capital grew by 18.3%.
•An increase in adjusted average capital of 18.3%, primarily due to an increase in the average balance of our loan portfolio.

The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital, the adjusted return on capital, and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same period in the prior year:

	For the Three Months Ended
	Mar. 31, 2025	Dec. 31, 2024	Sept. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sept. 30, 2023	Jun. 30, 2023
Adjusted finance charges as a percentage of adjusted average loans receivable (1)	16.7%	16.5%	16.4%	17.8%	17.6%	17.9%	18.5%	19.3%
Adjusted revenue as a percentage of adjusted average capital (1)	18.0%	18.4%	18.2%	19.6%	19.8%	20.2%	20.7%	21.2%
Operating expenses as a percentage of adjusted average capital (1)	6.1%	5.6%	6.2%	6.2%	6.7%	6.3%	6.3%	6.9%
Adjusted return on capital (1)	9.2%	9.8%	9.3%	10.3%	10.1%	10.6%	11.1%	11.1%
Percentage change in adjusted average capital compared to the same period in the prior year	18.3%	19.3%	19.4%	17.6%	14.6%	11.5%	8.8%	6.2%

(1)    Annualized.

The decrease in adjusted return on capital for the three months ended March 31, 2025, as compared to the three months ended December 31, 2024, was primarily due to:
•Faster growth in operating expenses, which decreased adjusted return on capital by 40 basis points, as operating expenses increased by 11.4% while adjusted average capital grew 2.9%. The $13.9 million increase in operating expenses was primarily due to the seasonal impact of the following:
•An increase in fringe benefits, primarily due to an increase in accrued paid time off.
•An increase in payroll taxes as a result of both taxes that are subject to income limitations and the taxes on the annual vesting of equity awards during the first quarter of the year.
•An increase in sales commissions driven by higher unit volume during the first quarter of the year.
•A decrease in adjusted revenue as a percentage of adjusted average capital, primarily due to adjusted average capital growing faster than adjusted average loans receivable due to an increase in cash and cash equivalents, partially offset by an increase in the yield on our adjusted loan portfolio. The increase in cash and cash equivalents was primarily due to the timing of recently completed debt issuances and a decline in Consumer Loan assignment volume.

The following tables provide a reconciliation of non-GAAP measures to GAAP measures.  Certain amounts do not recalculate due to rounding.

(Dollars in millions, except per share data)	For the Three Months Ended
	Mar. 31, 2025	Dec. 31, 2024	Sept. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sept. 30, 2023	Jun. 30, 2023
Adjusted net income
GAAP net income (loss)	$106.3	$151.9	$78.8	$(47.1)	$64.3	$93.6	$70.8	$22.2
Floating yield adjustment (after-tax)	(118.9)	(116.8)	(115.1)	(96.1)	(92.4)	(83.9)	(76.4)	(73.9)
GAAP provision for credit losses (after-tax)	124.6	95.0	142.2	246.9	143.2	126.1	142.1	192.9
Loss on sale of building (after-tax) (1)	—	—	—	18.3	—	—	—	—
Senior notes adjustment (after-tax)	—	—	—	—	—	(2.6)	(0.5)	(0.6)
Income tax adjustment (2)	2.8	(4.1)	3.2	4.4	2.3	(4.1)	3.5	(0.6)
Adjusted net income	$114.8	$126.0	$109.1	$126.4	$117.4	$129.1	$139.5	$140.0

Adjusted net income per diluted share (3)	$9.35	$10.17	$8.79	$10.29	$9.28	$10.06	$10.70	$10.69
Diluted weighted average shares outstanding	12,279,446	12,388,072	12,415,143	12,282,174	12,646,529	12,837,181	13,039,638	13,099,961

Adjusted revenue
GAAP total revenue	$571.1	$565.9	$550.3	$538.2	$508.0	$491.6	$478.6	$477.9
Floating yield adjustment	(154.5)	(151.8)	(149.4)	(124.8)	(120.0)	(108.9)	(99.3)	(96.1)
GAAP provision for claims	(16.1)	(17.7)	(18.5)	(20.3)	(17.0)	(16.6)	(16.5)	(19.7)
Adjusted revenue	$400.5	$396.4	$382.4	$393.1	$371.0	$366.1	$362.8	$362.1

Adjusted average capital
GAAP average debt	$6,398.3	$6,202.5	$6,071.1	$5,818.2	$5,306.8	$4,986.3	$4,831.4	$4,730.3
Deferred debt issuance adjustment	—	—	—	—	—	20.9	24.5	24.0
Senior notes debt adjustment	—	—	—	—	—	2.8	3.4	3.4
Adjusted average debt	6,398.3	6,202.5	6,071.1	5,818.2	5,306.8	5,010.0	4,859.3	4,757.7
GAAP average shareholders' equity	1,782.0	1,712.3	1,594.2	1,623.5	1,678.5	1,734.3	1,731.3	1,752.6
Senior notes equity adjustment	—	—	—	—	—	2.0	2.9	3.4
Income tax adjustment (4)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)
Floating yield adjustment	820.8	837.0	840.8	710.1	641.0	606.5	548.9	433.9
Adjusted average equity	2,484.3	2,430.8	2,316.5	2,215.1	2,201.0	2,224.3	2,164.6	2,071.4
Adjusted average capital	$8,882.6	$8,633.3	$8,387.6	$8,033.3	$7,507.8	$7,234.3	$7,023.9	$6,829.1
Adjusted revenue as a percentage of adjusted average capital (5)	18.0%	18.4%	18.2%	19.6%	19.8%	20.2%	20.7%	21.2%

Adjusted loans receivable
GAAP loans receivable, net	$7,978.2	$7,850.3	$7,781.5	$7,547.7	$7,345.6	$6,955.3	$6,780.5	$6,610.3
Floating yield adjustment	1,079.8	1,072.4	1,100.8	1,065.6	869.7	803.8	748.9	663.7
Adjusted loans receivable	$9,058.0	$8,922.7	$8,882.3	$8,613.3	$8,215.3	$7,759.1	$7,529.4	$7,274.0

Adjusted loan yield
GAAP finance charges	$526.7	$518.2	$507.6	$497.7	$469.2	$451.6	$441.7	$441.0
Floating yield adjustment	(154.5)	(151.8)	(149.4)	(124.8)	(120.0)	(108.9)	(99.3)	(96.1)
Adjusted finance charges	$372.2	$366.4	$358.2	$372.9	$349.2	$342.7	$342.4	$344.9

GAAP average loans receivable, net	$7,882.4	$7,831.4	$7,690.9	$7,499.2	$7,101.3	$6,867.8	$6,690.8	$6,596.6
Average floating yield adjustment	1,048.9	1,071.4	1,072.2	903.2	819.7	775.6	701.0	552.8
Adjusted average loans receivable	$8,931.3	$8,902.8	$8,763.1	$8,402.4	$7,921.0	$7,643.4	$7,391.8	$7,149.4
Adjusted finance charges as a percentage of adjusted average loans receivable (5)	16.7%	16.5%	16.4%	17.8%	17.6%	17.9%	18.5%	19.3%

(1)    The sale of one of our two office buildings in June 2024 resulted in a loss on the sale of the asset. As this transaction is both unusual and infrequent in nature, we applied this adjustment to remove the impact of the loss on sale of building from our adjusted net income.
(2)    Adjustment to record taxes at our estimated long-term effective income tax rate of 23%.
(3)    Net income per diluted share is computed independently for each of the quarters presented. Therefore, the sum of quarterly net income per diluted share information may not equal year-to-date net income per diluted share.
(4)    The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in the reversal of $118.5 million of provision for income taxes to reflect the new federal statutory income tax rate. This adjustment removes the impact of this reversal from adjusted average capital. We believe the income tax adjustment provides a more accurate reflection of the performance of our business as we are recognizing provision for income taxes at the applicable long-term effective tax rate for the period.
(5)    Annualized.

(Dollars in millions)	For the Three Months Ended
	Mar. 31, 2025	Dec. 31, 2024	Sept. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sept. 30, 2023	Jun. 30, 2023
Adjusted interest expense (after-tax)
GAAP interest expense	$114.7	$111.3	$111.2	$104.5	$92.5	$78.8	$70.5	$62.8
Senior notes adjustment	—	—	—	—	—	3.5	0.7	0.7
Adjusted interest expense (pre-tax)	114.7	111.3	111.2	104.5	92.5	82.3	71.2	63.5
Adjustment to record tax effect (1)	(26.4)	(25.6)	(25.6)	(24.0)	(21.3)	(18.9)	(16.4)	(14.6)
Adjusted interest expense (after-tax)	$88.3	$85.7	$85.6	$80.5	$71.2	$63.4	$54.8	$48.9

Adjusted return on capital (2)
Adjusted net income	$114.8	$126.0	$109.1	$126.4	$117.4	$129.1	$139.5	$140.0
Adjusted interest expense (after-tax)	88.3	85.7	85.6	80.5	71.2	63.4	54.8	48.9
Adjusted net income plus adjusted interest expense (after-tax)	$203.1	$211.7	$194.7	$206.9	$188.6	$192.5	$194.3	$188.9

Reconciliation of GAAP return on equity to adjusted return on capital (5)
GAAP return on equity (3)	23.9%	35.5%	19.8%	-11.6%	15.3%	21.6%	16.4%	5.1%
Non-GAAP adjustments	-14.7%	-25.7%	-10.5%	21.9%	-5.2%	-11.0%	-5.3%	6.0%
Adjusted return on capital (2)	9.2%	9.8%	9.3%	10.3%	10.1%	10.6%	11.1%	11.1%

Economic profit
Adjusted return on capital	9.2%	9.8%	9.3%	10.3%	10.1%	10.6%	11.1%	11.1%
Cost of capital (4) (5)	7.6%	7.4%	7.3%	7.5%	7.3%	7.6%	7.1%	6.7%
Adjusted return on capital in excess of cost of capital	1.6%	2.4%	2.0%	2.8%	2.8%	3.0%	4.0%	4.4%
Adjusted average capital	$8,882.6	$8,633.3	$8,387.6	$8,033.3	$7,507.8	$7,234.3	$7,023.9	$6,829.1
Economic profit	$35.3	$51.3	$41.4	$56.2	$51.4	$55.9	$69.1	$74.1

Reconciliation of GAAP net income (loss) to economic profit
GAAP net income (loss)	$106.3	$151.9	$78.8	$(47.1)	$64.3	$93.6	$70.8	$22.2
Non-GAAP adjustments	8.5	(25.9)	30.3	173.5	53.1	35.5	68.7	117.8
Adjusted net income	114.8	126.0	109.1	126.4	117.4	129.1	139.5	140.0
Adjusted interest expense (after-tax)	88.3	85.7	85.6	80.5	71.2	63.4	54.8	48.9
Adjusted net income plus adjusted interest expense (after-tax)	203.1	211.7	194.7	206.9	188.6	192.5	194.3	188.9
Less: cost of capital	167.8	160.4	153.3	150.7	137.2	136.6	125.2	114.8
Economic profit	$35.3	$51.3	$41.4	$56.2	$51.4	$55.9	$69.1	$74.1

Economic profit per diluted share (6)	$2.87	$4.14	$3.33	$4.58	$4.06	$4.35	$5.30	$5.66
Operating expenses as a percentage of adjusted average capital (5)	6.1%	5.6%	6.2%	6.2%	6.7%	6.3%	6.3%	6.9%
Percentage change in adjusted average capital compared to the same period in the prior year	18.3%	19.3%	19.4%	17.6%	14.6%	11.5%	8.8%	6.2%

(1)    Adjustment to record taxes at our estimated long-term effective income tax rate of 23%.
(2)    Adjusted return on capital is defined as adjusted net income plus adjusted interest expense (after-tax) divided by adjusted average capital.
(3)    Calculated by dividing GAAP net income (loss) by GAAP average shareholders' equity.
(4)    The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30-year Treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Three Months Ended
	Mar. 31, 2025	Dec. 31, 2024	Sept. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sept. 30, 2023	Jun. 30, 2023
Average 30-year Treasury rate	4.7%	4.4%	4.3%	4.6%	4.3%	4.7%	4.2%	3.8%
Pre-tax average cost of debt (5)	7.2%	7.2%	7.3%	7.2%	7.0%	6.3%	5.9%	5.3%

(5)    Annualized.
(6)    Economic profit per diluted share is computed independently for each of the quarters presented. Therefore, the sum of quarterly economic profit per diluted share information may not equal year-to-date economic profit per diluted share.

Floating Yield Adjustment
The net loan income (finance charge revenue less provision for credit losses expense) that we recognize over the life of a loan equals the cash we collect from the underlying Consumer Loan less the cash we pay to the dealer. We believe the economics of our business are best exhibited by recognizing loan revenue on a level-yield basis over the life of the loan based on expected future net cash flows. The purpose of this non-GAAP adjustment is to provide insight into our business by showing this level yield measure of income. Under GAAP, contractual amounts due in excess of the loan receivable balance at the time of assignment will be reflected as interest income, while contractual amounts due that are not expected to be collected are reflected in the provision for credit losses. Our non-GAAP floating yield adjustment recognizes the net effects of contractual interest income and expected credit losses in a single measure of finance charge revenue, consistent with how we manage our business. The floating yield adjustment recognizes revenue on a level-yield basis based upon expected future net cash flows, with any changes in expected future net cash flows, which are recognized immediately under GAAP as provision for credit losses, recognized over the remaining forecast period (up to 120 months after the origination date of the underlying Consumer Loans) for each individual dealer loan and purchased loan. The floating yield adjustment does not accelerate revenue recognition. Rather, it reduces revenue by taking amounts that are reported under GAAP as provision for credit losses and instead treating them as reductions of revenue over time.

Under the GAAP methodology we employ, which is known as the current expected credit loss model, or CECL, we are required to recognize:
•a significant provision for credit losses expense at the time of the loan’s assignment to us for contractual net cash flows we do not expect to realize; and
•finance charge revenue in subsequent periods that is significantly in excess of our expected yield.

Due to the GAAP treatment of contractual net cash flows we do not expect to realize at the time of loan assignment (i.e. significant expense at the time of loan assignment, which is offset by higher revenue in subsequent periods), we do not believe the GAAP methodology we employ provides sufficient transparency into the economics of our business, including our results of operations, financial condition, and financial leverage. Our floating yield adjustment enables us to provide measures of income that are not impacted by GAAP’s treatment of contractual net cash flows we do not expect to realize at the time of loan assignment. We believe the floating yield adjustment is presented in a manner which reflects both the economic reality of our business and how the business is managed and provides valuable supplemental information to help investors better understand our business, executive compensation, liquidity, and capital resources.

Senior Notes Adjustment (applied in periods prior to December 31, 2023)

This non-GAAP adjustment modifies our GAAP financial results to treat the issuance of certain senior notes as a refinancing of certain previously issued senior notes. Our historical adjusted financial information reflects application of the senior notes adjustment as described below in connection with (i) the issuance by us in 2014 of $300.0 million principal amount of 6.125% senior notes due 2021 (the “2021 senior notes”) and the related retirement of our 9.125% senior notes due 2017 (the “2017 senior notes”) and (ii) the issuance by us in 2019 of $400.0 million principal amount of 5.125% senior notes due 2024 (the “2024 senior notes”) and the related retirement of the 2021 senior notes and our 7.375% senior notes due 2023 (the “2023 senior notes”).

We issued the 2024 senior notes on December 18, 2019. We used a portion of the net proceeds from the 2024 senior notes to repurchase or redeem all of the $300.0 million outstanding principal amount of the 2021 senior notes, of which $148.2 million was repurchased on December 18, 2019 and the remaining $151.8 million was redeemed on January 17, 2020. We used the remaining net proceeds from the 2024 senior notes, together with borrowings under our revolving credit facility, to redeem in full the $250.0 million outstanding principal amount of the 2023 senior notes on March 15, 2020. Under GAAP, the fourth quarter of 2019 included (i) a pre-tax loss on extinguishment of debt of $1.8 million related to the repurchase of 2021 senior notes in the fourth quarter of 2019 and the redemption of the remaining 2021 senior notes in the first quarter of 2020 and (ii) additional interest expense of $0.3 million on $160.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2024 senior notes and repurchase of 2021 senior notes in the fourth quarter of 2019 to the redemption of the remaining 2021 senior notes in the first quarter of 2020. Under GAAP, the first quarter of 2020 included (i) a pre-tax loss on extinguishment of debt of $7.4 million related to the redemption of 2023 senior notes in the first quarter of 2020 and (ii) additional interest expense of $0.4 million on $160.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2024 senior notes and repurchase of 2021 senior notes in the fourth quarter of 2019 to the redemption of the remaining 2021 senior notes in the first quarter of 2020.

We issued the 2021 senior notes on January 22, 2014. On February 21, 2014, we used the net proceeds from the 2021 senior notes, together with borrowings under our revolving credit facilities, to redeem in full the $350.0 million outstanding principal amount of the 2017 senior notes. Under GAAP, the first quarter of 2014 included (i) a pre-tax loss on extinguishment of debt of $21.8 million related to the redemption of the 2017 senior notes in the first quarter of 2014 and (ii) additional interest expense of $1.4 million on $276.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2021 senior notes to the redemption of the 2017 senior notes.

Under our non-GAAP approach, the loss on extinguishment of debt and additional interest expense that were recognized for GAAP purposes were in each case deferred as debt issuance costs to be recognized ratably as interest expense over the term of the newly issued notes. In addition, for adjusted average capital purposes, the impact of additional outstanding debt related to the lag from the issuance of the new notes to the redemption of the previously issued notes was in each case deferred to be recognized ratably over the term of the newly issued notes. Upon the issuance of the 2024 senior notes in the fourth quarter of 2019, the outstanding unamortized balances of the non-GAAP adjustments related to the 2021 senior notes were deferred and were recognized ratably over the term of the 2024 senior notes, until the repurchase and redemption of the 2024 senior notes in December 2023.

We believe the application of the senior notes adjustment as described above provides a more accurate reflection of the performance of our business, since we were recognizing the costs incurred with these transactions in a manner consistent with how we recognize the costs incurred when we periodically refinance our other debt facilities. We have determined not to apply the senior notes adjustments in connection with (i) the issuance by us in December 2023 of our 9.250% senior notes due 2028 and the related retirement of the 2024 senior notes or (ii) the issuance by us in February 2025 of our 6.625% senior notes due 2030 and the related retirement of the 2026 senior notes, because the adjustments would not be material.

Cautionary Statement Regarding Forward-Looking Information
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target,” or similar expressions, and those regarding our future results, plans, and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2025, and Item 1A in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on April 30, 2025, and other risk factors discussed herein or listed from time to time in our reports filed with the SEC and the following:

Industry, Operational, and Macroeconomic Risks
•Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.
•Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.
•Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity, and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.
•Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.
•We are dependent on our senior management, and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.
•Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.
•An outbreak of contagious disease or other public health emergency could materially and adversely affect our business, financial condition, liquidity, and results of operations.
•The concentration in several states of automobile dealers who participate in our programs could adversely affect us.
•Reliance on our outsourced business functions could adversely affect our business.
•Our ability to hire and retain foreign engineering personnel could be hindered by immigration restrictions.
•We may be unable to execute our business strategy due to current economic conditions.
•Natural disasters, climate change, military conflicts, acts of war, terrorist attacks and threats, or the escalation of military activity in response to terrorist attacks or otherwise may negatively affect our business, financial condition, and results of operations.
•Governmental or market responses to climate change and related environmental issues could have a material adverse effect on our business.
•A small number of our shareholders have the ability to significantly influence matters requiring shareholder approval and such shareholders have interests which may conflict with the interests of our other security holders.

Capital and Liquidity Risks
•We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.
•The terms of our debt limit how we conduct our business.
•A violation of the terms of our asset-backed secured financings or revolving secured warehouse facilities could have a material adverse impact on our operations.

•Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations, and adversely affect our financial condition.
•We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.
•Interest rate fluctuations may adversely affect our borrowing costs, profitability, and liquidity.
•Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition, and results of operations.
•We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.
•The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity, and results of operations.

Technology and Cybersecurity Risks
•Our dependence on technology could have a material adverse effect on our business.
•We depend on secure information technology, and a breach of our systems or those of our third-party service providers could result in our experiencing significant financial, legal, and reputational exposure and could materially adversely affect our business, financial condition, and results of operations.
•Our use of electronic contracts could impact our ability to perfect our ownership or security interest in Consumer Loans.
•Failure to properly safeguard our proprietary business information or confidential consumer and team member personal information could subject us to liability, decrease our profitability, and damage our reputation.
•The development and use of artificial intelligence presents risks and challenges that may adversely impact our business.

Legal and Regulatory Risks
•Litigation we are involved in from time to time may adversely affect our financial condition, results of operations, and cash flows.
•Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.
•The regulations to which we are or may become subject could result in a material adverse effect on our business.

Other factors not currently anticipated by management may also materially and adversely affect our business, financial condition, and results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements, whether as a result of new information or future events or otherwise, except as required by applicable law.

Webcast Details

We will host a webcast on April 30, 2025 at 5:00 p.m. Eastern Time to discuss our first quarter results. The webcast can be accessed live by visiting the “Investor Relations” section of our website at ir.creditacceptance.com or by telephone as described below. Only persons accessing the webcast by telephone will be able to pose questions to the presenters during the webcast. A replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

To participate in the webcast by telephone, you must pre-register at https://register.vevent.com/register/BI27a0a72b8917474a9a1c5c1f1a465ad7, or through the link posted on the “Investor Relations” section of our website at ir.creditacceptance.com. Upon registration you will be provided with the dial-in number and a unique PIN to access the webcast by telephone.

Description of Credit Acceptance Corporation

We make vehicle ownership possible by providing innovative financing solutions that enable automobile dealers to sell vehicles to consumers regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC. For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(Dollars in millions, except per share data)	For the Three Months Ended March 31,
	2025	2024
Revenue:
Finance charges	$526.7	$469.2
Premiums earned	23.5	21.9
Other income	20.9	16.9
Total revenue	571.1	508.0
Costs and expenses:
Salaries and wages	88.6	78.5
General and administrative	22.1	23.7
Sales and marketing	24.8	23.9
Total operating expenses	135.5	126.1

Provision for credit losses on forecast changes	76.3	87.2
Provision for credit losses on new Consumer Loan assignments	85.6	98.8
Total provision for credit losses	161.9	186.0

Interest	114.7	92.5
Provision for claims	16.1	17.0
Loss on extinguishment of debt	1.2	—
Total costs and expenses	429.4	421.6
Income before provision for income taxes	141.7	86.4
Provision for income taxes	35.4	22.1
Net income	$106.3	$64.3

Net income per share:
Basic	$8.79	$5.15
Diluted	$8.66	$5.08

Weighted average shares outstanding:
Basic	12,091,027	12,481,139
Diluted	12,279,446	12,646,529

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(Dollars in millions, except per share data)	As of
	March 31, 2025	December 31, 2024
ASSETS:
Cash and cash equivalents	$528.8	$343.7
Restricted cash and cash equivalents	591.8	501.3
Restricted securities available for sale	109.0	106.4

Loans receivable	11,476.7	11,289.1
Allowance for credit losses	(3,498.5)	(3,438.8)
Loans receivable, net	7,978.2	7,850.3

Property and equipment, net	13.7	14.7
Income taxes receivable	6.4	4.2
Other assets	30.1	34.0
Total assets	$9,258.0	$8,854.6

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$377.0	$315.8
Revolving secured lines of credit	1.4	0.1
Secured financing	5,618.0	5,361.5
Senior notes	1,085.8	991.3
Deferred income taxes, net	320.9	319.1
Income taxes payable	144.0	117.2
Total liabilities	7,547.1	7,105.0

Shareholders’ Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 11,747,851 and 12,048,151 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	0.1	0.1
Paid-in capital	351.7	335.1
Retained earnings	1,358.5	1,414.7
Accumulated other comprehensive income (loss)	0.6	(0.3)
Total shareholders’ equity	1,710.9	1,749.6
Total liabilities and shareholders’ equity	$9,258.0	$8,854.6